UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2012

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

303-951-7920
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On April 27, 2012 the Company entered into Independent Director Appointment Agreements with two directors, W. Phillip Marcum and Bruce B. White.  These agreements provide for stock grants to each director of 50,000 common shares.  Mr. Marcum's shares shall vest 33.3% on September 9, 2012, 2013 and 2014.  Mr. White's shares shall vest 33.3% on April 24, 2013, 2014 and 2015.  Under the agreements all unvested shares fully vest upon a change of control or termination of the director's services as a director by Recovery Energy other than for cause.  The agreements permit Mr. Marcum and Mr. White to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if the director becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to Recovery Energy.  Mr. Marcum and Mr. White will each receive annual cash compensation of $40,000 for serving as a director, and Mr. Marcum will receive an additional $10,000 per year for serving as chairman of the audit committee.  The Company also amended and restated its Independent Director Appointment Agreement with Timothy N. Poster to provide the same accelerated vesting for any future grants of shares to Mr. Poster.

On April 27, 2012, the Company entered into an amended and restated employment agreement with Roger A. Parker, our president and chief executive officer. The amendment changed the vesting schedule for the 1,350,000 unvested shares of common stock previously granted to him from May 1, 2012 to June 1, 2012.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Independent Director Appointment Agreement with Bruce B. White
10.2	Independent Director Appointment Agreement with W. Phillip Marcum
10.3	Amended and Restated Independent Director Appointment Agreement with Timothy N. Poster
10.4	Eighth Amended and Restated Employment Agreement with Roger A. Parker

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: May 2, 2012	By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard
Chief Financial Officer